Exhibit 11

June 24, 2020

Heartland Group, Inc.

790 N. Water Street, Suite 1200

Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to Heartland Group, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of a registration statement on Form N-14 (the “Registration Statement”) relating to the issuance by the Heartland Mid Cap Value Fund (the “Acquiring Fund”), a series of the Company, of Institutional Class and Investor Class shares of common stock, $0.001 par value (the “Shares”). The Registration Statement registers the Shares to be issued in connection with the proposed reorganization of the Heartland Select Value Fund, a series of the Company, into the Acquiring Fund pursuant to an agreement and plan of reorganization (the “Agreement”).

In connection with this opinion, we have reviewed: (i) the Registration Statement (including the combined proxy statement/prospectus and form of Agreement contained therein) to be filed on or about June 24, 2020; (ii) the Company’s Articles of Incorporation, as amended and supplemented to date (the “Articles”) and By-Laws, as amended and restated to date; (iii) certain resolutions of the Company’s Board of Directors; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such review, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Company.

For purposes of rendering this opinion, we have assumed that: (1) the Shares will be issued in accordance with the terms of the Agreement, the Articles and the resolutions of the Board of Directors of the Company relating to the creation, authorization and issuance of the Shares; (2) the Shares will be issued against payment therefor as described in the Registration Statement and the Agreement and that such payment will be at least equal to the net asset value of such Shares; (3) upon each issuance of Shares of the applicable class of the Acquiring Fund, the total number of shares of such class of the Acquiring Fund issued and outstanding, after giving effect to such issuance, will not exceed the total number of shares of such class of the Acquiring Fund that the Fund is authorized to issue under the Articles; and (4) that prior to the date of the issuance of the Shares, the Agreement will be duly executed and delivered by each party thereto, and the conditions in the Agreement will have been satisfied.

Heartland Group, Inc.

June 24, 2020

The opinion expressed herein is limited to our review of the documents referenced above and the published laws (other than the conflict of law rules) of the State of Maryland in effect as of the date hereof that are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to the state securities or “blue sky” laws or any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ GODFREY & KAHN, S.C.
GODFREY & KAHN, S.C.